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                                                                     EXHIBIT 2.1



Securities and Exchange Commission,
450 Fifth Street, N.W.,
Washington D.C. 20549

Ladies and Gentlemen,

Reference is made to the Annual Report on Form 20-F for the fiscal year ended December 31, 2000 filed by China Mobile (Hong Kong) Limited (the "Company") on or about the date hereof ("Form 20-F"). For the purposes of satisfying the requirements of Item 19 of the Form 20-F and with reference to Instruction
(2)(b)(i) to Item 19 thereof, the Company hereby agrees to furnish to the Securities and Exchange Commission ("Commission"), upon request by the Commission, a copy of the instruments that define the rights of the holders of the Renminbi five billion guaranteed bonds due in 2001 issued by our wholly-owned subsidiary in China, Guangdong Mobile Communication Company Limited, on June 18, 2001 (the "Bonds"). Such instruments include (A) Articles Relating to the 2001 Offering of China Mobile Communications Corporate Bonds and
(B) Guarantee dated March 27, 2001 by China Mobile (Hong Kong) Limited for the Bonds.



CHINA MOBILE (HONG KONG) LIMITED


By:    /s/ Wang Xiaochu
       -------------------------
Name:  Wang Xiaochu
Title: Chairman and Chief Executive Officer

Date:  June 26, 2001